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                                                                   EXHIBIT 10.25

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 20, 2000, is made and entered into by and between PEMSTAR INC., a Minnesota corporation ("Buyer"), JOHN MILLER, ROBERT WILMOT, ROBERT WILMOT FAMILY CHARITABLE REMAINDER TRUST, CHRIS WILMOT, MATTHEW WILMOT, JESSICA WILMOT, DAMIAN WILMOT, PATRICIA MILLER, BRETT MCATEE, MICHAEL MILLER, WILLARD PATTY, KEITH KNUDSON, KIM JOHNSON, GREG BERGINSKI AND MICHAEL KELLY (collectively "Sellers").

         WHEREAS, Sellers own all (100%) of the shares of common stock, no par value, of Turtle Mountain Corporation, a North Dakota corporation (the "Company"), constituting all the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares").

         WHEREAS, Sellers desires to sell, and Buyer desires to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                           SALE OF SHARES AND CLOSING

         1.O1 Purchase and Sale. Sellers agrees to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Shares at the Closing (as defined in Section 1.4) on the terms and subject to the conditions set forth in this Agreement.

         1.02 Purchase Price. The aggregate purchase price for the Shares is $18,250,000 less the "Net Indebtedness" of the Company outstanding on the date of Closing, less one-half of the filing fees paid by Buyer pursuant to the HSR Act as described in Section 5.1 below, and subject to adjustment as provided below (the "Purchase Price"). The Purchase Price shall be paid in the manner provided in Section 1.4 and shall be allocated among the Sellers in accordance with their percentage ownership of the Shares. For the purposes of this Agreement, "Net Indebtedness" shall mean the aggregate amount of outstanding long and short term indebtedness for borrowed money ($2,872,075.46 as of April 1, 2000; if there is a loan to the
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Company by Buyer pursuant to Section 5.5, such loan will be included in Net
Indebtedness) less all the Company's cash and cash equivalents, including the cash value of life insurance policies ($219,922.11 as of April 1, 2000) and after taking into account the Stock Option Termination Payment (as hereinafter defined). The Purchase Price shall be subject to a post-closing adjustment in accordance with Sections 1.3 and 1.5.

         1.03 Purchase Price Adjustment. The Purchase Price shall be adjusted, on a dollar-for-dollar basis, by an amount equal to the difference (which may be a positive or negative number) between (a) the Company's Closing Net Asset Value and (b) $8,880,423.35. The term "Closing Net Asset Value" shall mean the value, as of the close of business on the Closing Date, of the Company's total assets (including any tax benefit accruing to the Company as a consequence of making the Stock Option Termination Payment) minus the amount of the Company's total liabilities other than Net Indebtedness on the Closing Date calculated in accordance with generally accepted accounting principles applied consistently with the principles used in preparing the Latest Balance Sheet (as hereinafter defined). The parties acknowledge that the Closing Net Asset Value would have been $8,880,423.35 on April 1, 2000.

         1.04 The Closing.

         (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, in Minneapolis, Minnesota, on such date as mutually agreed by the parties after all conditions to the parties' obligations set forth in Article VI hereof have been satisfied or waived by the party entitled to the benefit of such condition, but in no event later than July 31, 2000. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of the close of business on the Closing Date.

         (b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing Date:

                  (i) Sellers will assign and transfer to Buyer good and valid title in and to the Shares, free and clear of all liens, by delivering to Buyer a stock certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached;

                  (ii) The Purchase Price to be paid at Closing shall: (A) include an adjustment for Net Asset Value based upon the most currently available financial statements of the Company prepared in the ordinary course of its business; and (B) be calculated based upon Net Indebtedness on the Closing Date (including the Seller's good faith adjustment for the Company Stock Option Termination Payment to be made by the Company effective on the Closing). The Purchase Price, as so calculated, shall be paid by wire transfer of immediately available funds to the account designated by the Sellers prior


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         to Closing. Sellers agree to leave ten percent (10%) of the Purchase
         Price in such account until completion of the post-closing adjustment procedure described in Section 1.5 below.

                  (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VI hereof.

         1.05 Post-Closing Adjustment Procedure.

         (a) After Closing, Sellers will prepare and will cause Ernst & Young, the Company's certified public accountants, to prepare a balance sheet ("Closing Balance Sheet") of the Company as of the Closing Date, including a computation of Closing Net Asset Value as of the Closing Date. The cost of such Closing Balance Sheet shall be shared equally by Buyer and Sellers. Sellers will deliver the Closing Balance Sheet to Buyer as promptly as practicable after the Closing Date. If within ten (10) business days following delivery of the Closing Balance Sheet, Buyer has not given Sellers notice of its objection to the Closing Balance Sheet (such notice must contain a statement of the basis of Buyer's objection), then the Closing Net Asset Value reflected in the Closing Balance Sheet will be used in computing the final Purchase Price Adjustment required by
Section 1.3. If Buyer gives such notice of objection, then the issues in dispute will be submitted to a "big five" independent accounting firm (the "Accountants") chosen by Sellers and Buyer for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants and which shall not result in a lower purchase price than that calculated by the Buyer's accountants or a greater purchase price than that calculated by Sellers' accountants will be binding and conclusive on the parties; and (iii) Buyer and Sellers will each bear 50% of the fees of the Accountants for such determination.

         (b) On the tenth business day following the final determination of the Purchase Price Adjustment required by Section 1.3, if the adjustment is a positive number, Buyer will pay such amount to Sellers, and if the adjustment is a negative number, Sellers will pay such amount to Buyer. All payments will be made together with interest at nine percent (9%) per annum beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Any payments to Sellers will be made to John Miller on behalf of all Sellers, and any payment to Buyer must be made by wire transfer to such bank account as Buyer will specify.

                                   ARTICLE II.

             REPRESENTATIONS AND WARRANTIES OF PRIMARY SHAREHOLDERS

    John Miller, Robert Wilmot, and Patricia Miller (collectively, the "Primary Shareholders), who together own approximately 95% of the Shares, hereby represent and warrant to Buyer that, except as set forth in the Disclosure Schedule delivered by Sellers to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II) under captions referencing the Sections to which such exceptions apply:

         2.01 Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Dakota and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company's Articles of Incorporation and Bylaws which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations.

         2.02 Execution, Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding obligation of Sellers, enforceable in accordance with its terms.

         2.03 No Breach. The execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares of Sellers or any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Sellers or the Company are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Sellers or the Company is subject except as specified in Section 2.4 hereof or the Disclosure Schedule.

         2.04 Governmental Authorities; Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), neither Sellers nor the Company are required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.4, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Sellers or by the Company in connection with the Sellers' execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         2.05 Ownership of Capital Stock. Sellers own, beneficially and of record, all right, title and interest in and to the Shares in the amounts as to each of the Sellers as set forth in the Disclosure Schedule referencing this
Section 2.5 free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind and, on the Closing Date, the delivery by Sellers of a certificate or certificates in the manner set forth in Section 1.4(b) hereof will transfer good and valid title to the Shares to Buyer, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. Each of the Sellers makes the representations and warranties in this Section 2.5 solely as to the Shares owned by him or her.

         2.06 Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, no par value, of which, as of the date hereof, 84,260 shares are issued and outstanding, all of which are owned beneficially and of record by Sellers, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind except as set forth in Section 2.5 of the Disclosure Schedule. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has issued options to purchase an additional 4,740 shares of its Common Stock pursuant to the Company Stock Option Plan (the "Option Plan"). The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except for the Option Plan, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company; there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind; and there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

         2.07 Financial Statements. Sellers have delivered to Buyer copies of
(a) the unaudited balance sheet, as of April 1, 2000, of the Company (the "Latest Balance Sheet") and the unaudited statements of earnings of the Company for the five-month period ended March 31, 2000 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and
(b) the audited balance sheets, as of October 31, 1999 and 1998, of the Company and the audited statements of earnings, shareholders' equity and cash flows of the

Company for each of the years ended October 31, 1999 and 1998 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

         2.08 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet, and to the actual knowledge of Sellers, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (ii) obligations under executory contracts or commitments described in the Disclosure Schedule (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (iii) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 2.8.

         2.09 No Material Adverse Changes. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations or business condition of the Company, taken as a whole.

         2.10 Absence of Certain Developments. Since the date of the Latest Balance Sheet, and except as identified on the Disclosure Schedule, the Company has not:

         (a) borrowed any amount or incurred or become subject to any liability in excess of $50,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

         (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $50,000, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, material men and the like,
(iii) liens in respect of pledges or deposits under workers' compensation laws,
(iv) liens set forth under the caption referencing this Section 2.10 in the

Disclosure Schedule, or (v) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $50,000;

         (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $50,000, other than current liabilities paid in the ordinary course of business;

         (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $50,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

         (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

         (f) disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreements are identified (except for confidentiality agreements with prospective purchasers in the form as executed with Buyer) in the Disclosure Schedule under the caption referencing this
Section 2.10 and are in full force and effect on the date hereof;

         (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

         (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

         (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities except exercise of options described in Section 2.6 hereof;

         (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 2.22 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

         (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

         (l) except in the ordinary course of business and in accordance with past practice, made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $50,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

         (m) made any single capital expenditure or commitment therefor in excess of $50,000;

         (n) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $50,000;

         (o) made charitable contributions or pledges which in the aggregate exceed $25,000; or

         (p) made any material change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

         2.11 Title to Properties.

         (a) The real property owned by the Company or demised by the leases (the "Leases") described under the caption referencing this Section 2.11 in the Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company (the "Real Property"). The Real Property has access, sufficient for the conduct of the Company's business as now conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company at that location.

         (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the actual knowledge of the Sellers, is any other party to any of the Leases in default.

         (c) The Company owns good and marketable title to each parcel of Real Property identified in the Disclosure Schedule under the caption referencing this Section 2.11 as being owned by the Company and to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable,
(ii) liens set forth under the caption referencing this Section 2.11 in the Disclosure Schedule, (iii) the properties subject to the Leases, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and material men, (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $5,000.

         (d) The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as currently conducted.

         (e) Neither the Sellers nor, to the actual knowledge of the Sellers, the Company, have received any notice of any violation of any applicable zoning ordinance, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on the Company.

         2.12 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables arising from transactions entered into in the ordinary course of business.

         2.13 Inventory. The Company's inventory of raw materials, work in process and finished goods consists of items of a quality and quantity usable and, with respect to finished goods only, salable, in the ordinary course of the Company's business. The Disclosure Schedule contains a materially complete and accurate summary of the Company's inventory of raw materials, work in progress and finished goods as of April 1, 2000.

         2.14 Tax Matters.

         (a) Each of the Company and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 2.20 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (p) below) or required to be filed or sent by it by any taxing authority having jurisdiction;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns since January 1, 1994, nor is any such Tax audit or other proceeding pending, nor to the actual knowledge of the Sellers has there been any written notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding.

         (d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

         (e) Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

         (f) No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

         (g) Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and to the actual knowledge of the Sellers neither the Company nor any Tax Affiliate has received written notice that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

         (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

         (i) Neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code.

         (j) Neither the Company nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

         (k) The Company and the Tax Affiliates have evidence of payment for all taxes, charges, fees, levies, or other assessments of a foreign country paid or accrued from the date of the formation of each of them, respectively.

         (l) Neither the Company nor any Tax Affiliate, to the extent they are "controlled foreign corporations" within the meaning of Section 957 of the Code, have now or have had at any time in the past "subpart F income" within the meaning of Section 952 of the Code.

         (m) The Company and the Tax Affiliates are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

         (n) Any "FSC" (within the meaning of Section 922 of the Code) has been properly operated in accordance with the provisions of Sections 921-927 of the Code.

         (o) All deductions claimed or reported on all Returns of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any intellectual property of the Company or any other party are allowable in full.

         (p) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

         2.15 Contracts and Commitments.

         (a) The Disclosure Schedule, under the caption referencing this Section 2.15, lists the following agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) collective bargaining agreement or contract with any labor union;
(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section
2.20 hereof (or excluded by Section 2.20 from inclusion therein) in the Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing Section 2.20 hereof in the Disclosure Schedule (or excluded by Section 2.20 from inclusion therein); (iv) stock purchase or stock option plan (other than the Option Plan); (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Common Stock or the election of directors of the Company; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $5,000; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $5,000; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $25,000; (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $25,000; (xv) contract which prohibits the Company from freely engaging in business anywhere in the world; (xvi) contract for the distribution of the Company's products (including any distributor, sales and original equipment manufacturer contract); (xvii) franchise agreement; (xviii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed under the caption referencing Section 2.16 hereof in the Disclosure Schedule; (xix) contract or commitment for capital expenditures in excess of $50,000; (xx) agreement for the sale of any capital asset in excess of $50,000; (xxi) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or (xxii) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

         (b) The Company has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Disclosure Schedule under the caption referencing this Section 2.15 and to the actual knowledge of the Sellers is not in receipt of any notice of default under any contract or commitment required to be disclosed under such caption; and the Sellers have no actual knowledge of any breach by any other party to any contract or commitment required to be disclosed.

         (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to under the caption referencing this Section 2.15 in the Disclosure Schedule, together with all amendments, waivers or other material changes thereto.

         2.16 Intellectual Property Rights. Except for "off the shelf" software licensed in the ordinary course of business, the Disclosure Schedule describes under the caption referencing this Section 2.16 all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights mask works, trade secrets (to the extent known to the Sellers) or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted or planned to be conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. The Disclosure Schedule describes under the caption referencing this Section 2.16 all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. To the actual knowledge of the Sellers, the Company has taken all necessary action to protect the intellectual property rights set forth under such caption. To the actual knowledge of the Sellers, the Company has not received any written notice of any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed; no claim by any third party contesting the validity of any intellectual property rights listed in the Disclosure Schedule has been made, is currently outstanding or, to the actual knowledge of the Sellers, is threatened; the Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties; and the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights.

         2.17 Litigation. Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.17, there are no actions, suits, proceedings, orders or investigations pending or, to the actual knowledge of the Sellers, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         2.18 Warranties. The Disclosure Schedule summarizes under the caption referencing this Section 2.18 all claims outstanding or pending for breach of any warranty relating to any products sold by the Company prior to the date hereof. The description of the Company's product warranties set forth under the caption referencing this Section 2.18 is correct and complete in all material respects. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims pending or made against any products of the Company sold prior to the date thereof.

         2.19 Employees. (a) To the actual knowledge of the Sellers, no executive employee of the Company and no group of the Company's employees has any plans to terminate his or its employment; (b) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) to the actual knowledge of the Sellers, the Company has no material labor relations problem pending; (d) there are no workers' compensation claims pending against the Company or OSHA reportable events relating to the Company except as set forth on the Disclosure Schedule under the caption referencing this Section 2.19; (e) to the actual knowledge of the Sellers, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) to the actual knowledge of the Sellers, no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 2.16 hereof in the Disclosure Schedule. The Disclosure Schedule, under the caption referencing this Section 2.19, lists, as of the date set forth in the Disclosure Schedule, each employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

         2.20 Employee Benefit Plans.

         (a) Except as set forth under the caption referencing Section 2.20 hereof in the Disclosure Schedule, with respect to all employees and former employees of the Company and all dependents and beneficiaries of such employees and former employees, (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

         (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which the Company does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code except as set forth in the Disclosure Schedule referencing Section 2.20 hereof. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

         (c) Buyer has received true and complete copies of (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service regarding the Plans which the Company maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

         (d) The Company does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 2.20 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

         (e) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Buyer, Buyer's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

         (f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

         2.21 Insurance. The Disclosure Schedule, under the caption referencing this Section 2.21, lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. To the actual knowledge of the Sellers, the Company is not in default with respect to its obligations under any of such insurance policies.

         2.22 Affiliate Transactions. Except as disclosed in the Disclosure Schedule under the caption referencing this Section 2.22, and other than pursuant to this Agreement or an ownership interest in any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, no officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons own any beneficial interest (collectively "insiders"), (i) has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company) or (ii) has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

         2.23 Customers and Suppliers. The Disclosure Schedule, under the caption referencing this Section 2.23, lists the 10 largest customers and suppliers of the Company for the fiscal year ended October 31, 1999 and for the five-month period ended March 31, 2000 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 2.23 has, to the knowledge of Sellers, indicated that it will stop or decrease the rate of business done with the Company except for changes in the ordinary course of the Company's business.

         2.24 Officers and Directors; Bank Accounts. The Disclosure Schedule, under the caption referencing this Section 2.24, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

         2.25 Compliance with Laws; Permits.

         (a) To the actual knowledge of the Sellers, the Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or the Real Property and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements The Sellers have no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. To the knowledge of Sellers, the Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Company's properties, assets and business.

         (b) To the actual knowledge of the Sellers, the Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 2.26(c) hereof) (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section 2.25 in the Disclosure Schedule. To the actual knowledge of the Sellers, the Company has conducted its business in material compliance with all material terms and conditions of the Permits.

         (c) The Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

         (d) In particular, but without limiting the generality of the foregoing, to the actual knowledge of the Sellers, the Company has not violated and has no liability, and has not received a notice or charge asserting any violation of the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

         2.26 Environmental Matters.

         (a) As used in this Section 2.26, the following terms shall have the following meanings:

                  (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation, petroleum, petroleum-based or petroleum-derived products, any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Law.

                  (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, the Comprehensive Environmental Response, Compensation & Liability Act, 42 U.S.C.ss.ss.9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C.ss.ss.6901, et seq.; Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.ss.1251, et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601, et seq.; the Clean Air Act, 42 U.S.C.ss.ss.7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.ss.300f, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.ss.1801, et seq.; the Atomic Energy Act, as amended, 42 U.S.C.ss.ss.2011, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.ss.ss.136, et seq.; and the Occupational Safety and Health Act, 29 U.S.C.ss.ss.651, et seq. and all other applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                  (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material into the environment in connection with any operations of the Company in the Real Property or elsewhere.

         (b) To the actual knowledge of the Sellers, the Company and the Real Property are in material compliance with all applicable Environmental Laws.

         (c) To the actual knowledge of the Sellers, the Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its business and operate the Real Property (collectively, the "Environmental Permits"). A copy of each such Environmental Permit has been provided to Buyer. To the actual knowledge of the Sellers, the Company has conducted its business in material compliance with all terms and conditions of the Environmental Permits; and has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

         (d) To the actual knowledge of the Sellers, Except as set forth in the Disclosure Schedule under the caption referencing this Section 2.26: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company or the Real Property, except in the ordinary course of the Company's business and in material compliance with all applicable Environmental Laws, (ii) the Company and the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides which are not maintained in material compliance with all applicable environmental laws, and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

         (e) To the actual knowledge of the Sellers, except as set forth in the Disclosure Schedule under the caption referencing this Section 2.26, the Company has not received any written notice alleging in any manner that the Company is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

         (f) To the actual knowledge of the Sellers, no expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the business of the Company or the Real Property in a manner consistent with the current operation thereof by the Company.

         (g) The Company and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

         (h) To the actual knowledge of the Sellers, the Company has disclosed and delivered to Buyer all environmental reports and investigations which the Company has obtained or ordered with respect to the business of the Company and the Real Property.

         (i) No part of the business of the Company or the Real Property have been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

         (j) No lien has been attached or filed against the Company or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or
(ii) any Release of Hazardous Materials.

         2.27 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Company other than the fees and expenses of Lindi A. Doherty, whose fees and expenses will be paid by Sellers.

         2.28 No Proceedings. There are no proceedings pending or threatened against Sellers or the Company which could affect or delay the transaction contemplated by this Agreement.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers that:

         3.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

         3.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

         3.04 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act and the Securities Act of 1933, as amended, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         3.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

         3.06 Investment Intent. Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Shares in violation of any applicable securities law. Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Sellers to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

         3.07 No Proceedings. There are no proceedings pending or threatened against Buyer which could affect or delay the transaction contemplated by this Agreement.

                                   ARTICLE IV.

                              COVENANTS OF SELLERS

         4.01 Conduct of the Business. Sellers agree to cause the Company to observe each term set forth in this Section 4.1 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

         (a) Except as contemplated by Section 4.6, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

         (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock (except exercise of previously granted options under the Option Plan), (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Common Stock; (v) redeem, purchase or acquire or offer to acquire any shares of Common Stock or other securities of the Company (except purchase of the stock of any employee whose employment with the Company is terminated); (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital and the continuation of existing term indebtedness both in the ordinary course of business and consistent with past practice;
(viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.1(b);

         (c) Except as contemplated by Section 4.6, the Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or
(ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof except in the ordinary course of business;

         (d) Except as contemplated by Section 4.6, the Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

         (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (f) The Company shall (i) use commercially reasonable efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, any representation or warranty made by it in this Agreement materially untrue at the Closing; (iv) notify (once the Sellers have notice thereof) Buyer of any emergency or other change in the normal course of the Company's business or in the operation of the Company's properties and of any governmental or third party complaints, investigations or hearings (or communications stating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of the Company or to the Company's, Sellers's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly (once the Sellers have notice thereof) notify Buyer in writing if Sellers or the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect;

         (g) The Company shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer;
(iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting the Company only upon prior consultation with and consent of Buyer (not to be unreasonably withheld); and (iv) not amend any Return without providing a copy of such amendment to Buyer; and

         (h) Except for the transactions contemplated by this Agreement, the Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 2.10 without the written consent of Buyer, which shall not be unreasonably withheld.

         4.02 Access to Books and Records. Between the date hereof and the Closing Date, Sellers shall cause the Company to afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of Ernst & Young, Sellers's independent accountants, relating to work done by Ernst & Young with respect to the Company for each of the fiscal years ended October 31, 1997, October 31, 1998 and October 31, 1999 and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, Sellers shall cause the Company and its officers and directors to cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including major customers, prospective customers, specifying agencies, vendors or suppliers of the Company, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld, and which may be conditioned on participation in such meetings by a representative of the Company.

         4.03 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Sellers shall cause the Company to, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. Sellers will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

         4.04 Conditions. Sellers shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

         4.05 No Negotiations, etc. Sellers shall not, and shall cause the Company not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

         4.06 Company Option Plan.

         (a) Buyer acknowledges that the Company Stock Option Plan (the "Option Plan") permits option holders to exercise options at any time and hereby consents to any such exercises, and any repurchase by the Company of stock issued to any employee whose employment with the Company is terminated all in accordance with the provisions of the Option Plan and agreements between the Company and option holders entered into pursuant to the Option Plan.

         (b) Buyer further acknowledges that the Company intends to, and Sellers represent that the Company will, terminate all stock options outstanding (whether fully vested or not) on the Closing Date as a result of the change in control of the Company and, in accordance with Section 13.1 of the Option Plan, pay each option holder an amount, in cash, equal to the reasonable estimate by the Company's Board of Directors of the difference between the price being received by the Sellers in the transaction contemplated by this Agreement (net of transaction costs and adjustments) and the exercise price of each option holder. The parties acknowledge that the aggregate amount of such payments (the "Stock Option Termination Payment") will constitute a reduction of the Company's cash, or an increase in the Company's indebtedness which the Sellers agree to estimate in good faith for purposes of calculating the Net Indebtedness component of the Purchase Price. Sellers will provided Buyer in advance of the Closing with the reasonable estimate by the Company's Board of Directors of the difference between the price being received by the Sellers in the transaction contemplated by this Agreement (net of transaction costs and adjustments) and the exercise price of each option holder.

         (c) The parties acknowledge that all payments made by the Company to option holders are subject to applicable withholding requirements; and Buyer agrees to cause the Company to remit, promptly after Closing, withheld amounts to the appropriate taxing authority and to issue appropriate W-2 or 1099 income reports, as and when required by applicable law.

         (d) Sellers agree to indemnify Buyer and its officers, directors, employees, agents and stockholders and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), on a dollar for dollar basis, which Buyer or its affiliates may suffer, sustain or become subject to, as a result of the inadequacy of the Stock Option Termination Payment. This indemnification shall be independent of Article IX and its limitations.

         4.07 Access to Real Property. Sellers shall allow Buyer, and Buyer's agents, access to the Real Property without charge and at all reasonable times for the purpose of Buyer's investigation and testing the same. Seller shall make available to Buyer and Buyer's agents without charge all plans and specifications, records, inventories, permits and correspondence in the Company's possession relating to the Company's operations and the Real Property and

Hazardous Materials affecting the Real Property; and the right to interview those employees of the Company who may have knowledge of such matters.

         4.08 Form 5500. Sellers agree to be responsible for the Company's failure to file annually a Form 5500 with the Internal Revenue Service relative to the Company's group life insurance plan. Sellers may determine how to resolve this failure, and Sellers agree to indemnify Buyer and its officers, directors, employees, agents and stockholders and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), on a dollar for dollar basis, which Buyer or its affiliates may suffer, sustain or become subject to, as a result of the Company's failure to file annually a Form 5500 with the Internal Revenue Service relative to the Company's group life insurance plan. This indemnification shall be independent of Article IX and its limitations.

                                   ARTICLE V.

                               COVENANTS OF BUYER

         Buyer covenants and agrees with Sellers as follows:

         5.01 Regulatory Filings. As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made (including payment of the filing fee required by the HSR Act) all filings and submissions under the HSR Act (and shall pay the filing fees required under the HSR Act) and any other laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Sellers in exchanging such information, will not make any such filing without providing to Sellers a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Sellers and the Company may request in connection with all of the foregoing.

         5.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

         5.03 Notification. Buyer shall promptly notify Sellers in writing if Buyer shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect.

         5.04 Prompt Response. Buyer shall promptly respond to Sellers or the Company upon receipt of any request for the consent of Buyer required by this Agreement.

         5.05 Loan for Stock Option Termination Payment. If requested by Sellers, Buyer agrees to lend to the Company on the Closing Date an amount up to the Stock Option

Termination Payment on terms and conditions acceptable to the Company and Buyer. Such loan will be an adjustment to the purchase price as described in Section
1.2 so that the effective purchase price to Buyer is the same whether or not this loan is made.


                                   ARTICLE VI.

                              CONDITIONS TO CLOSING

         6.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article II hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Sellers or the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (b) Sellers shall have performed or caused the Company to perform in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (c) Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company;

         (d) The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the

Company and its subsidiaries, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Buyer of any of the Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (f) There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company, whether or not covered by insurance, which, in the aggregate, has a material adverse effect on the Company;

         (g) On the Closing Date, Sellers shall have delivered to Buyer all of the following:

                  (i) A certificate of John Miller, as president of the Company, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (ii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                  (iii) the stock certificate or certificates issued to Sellers representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, with requisite stock transfer stamps, if any, attached;

                  (iv) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

                  (v) resignations (effective as of the Closing Date) from such of the Company's officers and members of the Company's Board of Directors as Buyer shall have requested prior to the Closing Date;

                  (vi) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of North Dakota, and Certificates of Good Standing from the Secretary of State of the States of Minnesota evidencing the good standing of the Company in such jurisdiction;

                  (vii) a copy of the bylaws of the Company; along with certificates executed on behalf of the Company, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copies of such bylaws and that such bylaws were duly adopted and have not been amended or rescinded;

                  (viii) an executed copy of each of the Related Agreements;

                  (ix) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

         (h) If requested by Buyer, Sellers shall have caused the Company to adopt resolutions immediately prior to the Closing to terminate the Company's 401(k) Plan and Trust. The implementation of the termination shall be the responsibility of the Company post-Closing.

         (i) Buyer shall have confirmed that the Company is the owner of the Real Property listed on Schedule 2.11 as owned by the Company and is current on its obligations with respect to the Real Property leased by the Company.

         (j) Each of John Miller and Robert Wilmot shall have entered into an employment agreement and noncompete agreement in a form acceptable to Buyer. John Miller and Robert Wilmot agree that the noncompete agreement shall be for a term of three years and shall preclude competition with the business of the Company within the United States.

         (k) The Company shall have paid the Stock Option Termination Payment.

         6.02 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article III hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

         (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the

Company and its subsidiaries, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Buyer of any of the Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

         (e) On the Closing Date, Buyer will have delivered to Sellers (i) a certificate of an appropriate officer of Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, and (ii) an executed copy of each of the Related Agreements.

         (f) The Company and John Miller and Robert Wilmot shall have entered into employment agreements in a form acceptable to each of John Miller and Robert Wilmot.

         (g) Buyer shall have paid, by wire transfer, all amounts required by
Section 1.4 hereof.

         (h) All of the Company's lenders shall have (i) consented to the change in control of the Company, and (ii) released all Sellers from any personal liability for or guaranty of all of the Company's obligations to such lenders in form acceptable to the Sellers and their counsel.

         (i) The Company shall have paid the Stock Option Termination Payment.

                                  ARTICLE VII.

                                   TERMINATION

         7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual consent of Buyer and Sellers;

         (b) by either Buyer or Sellers if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

         (c) by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Company;

         (d) by either Buyer or Sellers if the Closing has not occurred on or prior to July 31, 2000 provided, however, that neither the Buyer nor the Sellers shall be entitled to terminate this Agreement pursuant to this Section 7.01(d) if such party's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement at or prior to such time; or

         (e) by Buyer pursuant to Section 10.11 hereof.

         7.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Sellers as provided in Section 7.1, this Agreement shall become void and there shall be no liability on the part of either Buyer or Sellers, or Buyer's stockholders, officers, or directors, except that Sections
10.1 and 10.2 hereof, and the Confidentiality Agreement (as hereinafter defined) shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                  ARTICLE VIII.

                             [Intentionally Deleted]

                                   ARTICLE IX.

                            SURVIVAL; INDEMNIFICATION

         9.01 Survival of Representations and Warranties. The representations and warranties contained in Article II and Article III hereof shall survive the Closing for a period of two (2) years following the Closing Date, except that the representations and warranties contained in Section 2.5 shall survive the Closing for an unlimited period (the "Limitation Date").

         9.02 Indemnification by Sellers.

         (a) Each Seller agrees, severally (and not jointly and severally), to indemnify Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), (collectively, "Losses"), on a dollar for dollar basis, which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any misrepresentations in the representations and warranties of the Sellers in Section 2.5, provided however that each Seller's liability under this Section 9.2(a) shall be limited to the total consideration received hereunder for such Seller's Shares. The forgoing provisions of this Section 9.2(a) shall be the sole and exclusive remedy available to the Buyer Indemnified Parties for any breach of said Section 2.5.

         (b) Subject to the limitations of Section 9.2(d), the Primary Shareholders agree to indemnify the Buyer Indemnified Parties in full and hold them harmless against any Losses which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any misrepresentation in any of the representations and warranties of the Primary Shareholders contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Sellers pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents").

         (c) Subject to the limitations of Section 9.2(d), the Sellers agree to indemnify the Buyer Indemnified Parties in full and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any breach of, or failure to perform, any agreement of Sellers contained in this Agreement or any of the Related Documents.

         (d) Notwithstanding any other provisions of this Agreement to the contrary, the indemnification provided for in Section 9.2(b) and (c) above is subject to the following limitations:

                  (i) The Primary Shareholders will be liable to the Buyer Indemnified Parties with respect to claims referred to in Section 9.2(b) and (c) only if the Buyer Indemnified Parties give the Primary Shareholders written notice thereof before the Limitation Date.

                  (ii) The Sellers will not be liable to the Buyer Indemnified Parties with respect to any claim referred to in Sections 9.2(b) and
         (c) if (A) the facts and circumstances giving rise to such claim were set forth on any section of the Disclosure Schedule, or (B) the facts and circumstances giving rise to such claim were disclosed to Buyer in writing prior to the Closing Date;

                  (iii) no amount of indemnity shall be payable pursuant to Sections 9.2(b) and/or (c) unless, until and only to the extent that the aggregate amount of all Losses suffered by the Buyer Indemnified Parties pursuant to Sections (b) and (c) exceeds $175,000 (the "Deductible");

                  (iv) the aggregate amount of all payments made by each of the Primary Shareholders in satisfaction of claims for indemnification pursuant to Sections 9.2(b) and (c) shall not exceed ten percent (10%) of the amount of consideration received by each Primary Shareholder for the sale of his or her Shares; and

                  (v) the amount of any indemnification payment required to be made by the Primary Shareholders pursuant to Sections 9.2(b) and (c) with respect to a particular claim for indemnification shall be reduced by: (1) the amount of tax benefits actually received by the Purchaser or the Company with respect to the tax year that the events giving rise to such claim arose and (2) the amount of insurance proceeds actually received as a result of the events giving rise to such claim; provided that if such benefits or proceeds will be (or are) received after the date on which such indemnification payment is due, the Primary Shareholders shall make such indemnification payment when due and, when such benefits or proceeds are received, the Purchaser shall (or shall cause the Company to) pay the Primary Shareholders the amount of such benefits or proceeds that the Sellers had made constituting such indemnification payment.

         9.03 Indemnification by Buyer.

         (a) Subject to the limitations of Section 9.3(b), Buyer agrees to indemnify in full the Sellers and hold them harmless against any Losses which any of the Sellers may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, or (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents (collectively, "Sellers Losses").

         (b) Buyer shall be liable to the Sellers for any Sellers Losses (i) only if Sellers deliver to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Sellers Losses related to such claim or claims prior to the second anniversary of the Closing Date and (ii) only if the aggregate amount of all Sellers Losses exceeds the Deductible, in which case Buyer shall be obligated to indemnify the Sellers Indemnified Parties only for the excess of the aggregate amount of all such Sellers Losses over the Deductible. In no event shall Buyer be liable for Sellers losses in excess of One Million Eight Hundred Thousand Dollars ($1,800,000.00).

         9.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Sellers" as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses covered by the indemnity provisions of Section 9.2 or 9.3, as applicable (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss (up to the limits set forth hereinabove) to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         (c) After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of warranties and/or covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud. In the event such action for fraud is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

         (d) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to purchase price.

                                   ARTICLE X.

                                  MISCELLANEOUS

         10.01 Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release or make any other public announcement related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Sellers without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         10.02 Expenses. Except as otherwise expressly provided for herein, Sellers and Buyer will pay all of their own expenses (including attorneys' and accountants' fees (and, in the case of Sellers, the expenses of the Company) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not) provided, however, that Buyer shall be responsible for any HSR filing and Sellers shall reimburse Buyer for one-half of such fee at Closing.

         10.03 Further Assurances. Sellers agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

         10.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         10.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                             with a copy to:
----------------                              --------------

PEMSTAR INC.                                  Dorsey & Whitney LLP
3535 Technology Drive, N. W.                  201 First Avenue, Suite 340
Rochester, Minnesota  55901                   Rochester, Minnesota 55902
Attention:  Allen J. Berning                  Attention:  William A. Jonason
Telecopy:  (507) 280-0838                     Telecopy:  (507) 288-6190

Notices to Sellers:                           with a copy to:
------------------                            --------------

John Miller                                   Briggs and Morgan, P.A.
                                              W2200 First National Bank Bldg.
----------------------------------            332 Minnesota Street
                                              St. Paul, Minnesota 55101
----------------------------------            Attention: Michael J. McEllistrem
                                              Telecopy: (651) 223-6450
----------------------------------

----------------------------------

----------------------------------

         10.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         10.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.08 Complete Agreement. This Agreement, the Confidentiality and Non-Disclosure Agreement dated March 25, 1999 (the "Confidentiality Agreement") and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         10.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         10.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         10.11 Supplementation of Disclosure Schedule. Prior to the Closing Date the Sellers or the Company may deliver a supplement (a "Supplement") to the Disclosure Schedule, which must be in writing. If the Buyer objects to a proposed Supplement, the sole remedy of the Buyer shall be the termination of this Agreement in accordance with Section 7.2 hereof.

         10.12 Knowledge of Sellers. For purposes of this Agreement, the phrase "knowledge of Sellers" or words to that effect in Article II shall mean the knowledge of John Miller, Robert Wilmot, Patricia Miller, Michael Miller or Kim Johnson.


                [The balance of the page is intentionally blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.


PEMSTAR INC.

By /s/ Al Berning                            /s/ John E. Miller
   -----------------------------             -----------------------------------
    Its  CEO                                 John Miller
        ------------------------
                                             /s/ Robert Wilmot
Robert Wilmot Family Charitable              -----------------------------------
  Remainder Trust                            Robert Wilmot

                                             /s/ Chris Wilmot
By /s/ Robert Wilmot                         by Robert Wilmot Attorney in Fact
   -----------------------------             -----------------------------------
    Its   Attorney in Fact                   Chris Wilmot
        ------------------------

                                             /s/ Matthew Wilmot
                                             by Robert Wilmot Attorney in Fact
                                             -----------------------------------
                                             Matthew Wilmot

                                             /s/ Jessica Wilmot
                                             by Robert Wilmot Attorney in Fact
                                             -----------------------------------
                                             Jessica Wilmot

                                             /s/ Damian Wilmot
                                             by Robert Wilmot Attorney in Fact
                                             -----------------------------------
                                             Damian Wilmot

                                             /s/ Patricia Miller
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Patricia Miller

                                             /s/ Brett McAtee
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Brett McAtee

                                             /s/ Michael Miller
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Michael Miller

                                             /s/ Willard Patty
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Willard Patty

                                             /s/ Keith Knudson
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Keith Knudson

                                             /s/ Kim Johnson
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Kim Johnson

                                             /s/ Greg Berginski
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Greg Berginski

                                             /s/ Michael Kelly
                                             by John E. Miller Attorney in Fact
                                             -----------------------------------
                                             Michael Kelly